Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Matthew Mors
Websense, Inc.	Websense, Inc.
(858) 320-8072	mmors@websense.com
kpatterson@websense.com

N E W S R E L E A S E

Websense Reports Second Quarter 2010 Results

SAN DIEGO, July 27, 2010 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the second quarter of 2010.

Second Quarter 2010 GAAP Financial Highlights

•	Revenue, calculated in accordance with generally accepted accounting principles (GAAP), increased to $81.9 million, or 5.2 percent, from $77.8 million in the second quarter of 2009.

•	Operating income was $7.1 million, an increase of 408 percent compared with $1.4 million in the second quarter of 2009.

•	Net income was $3.1 million, or seven cents per diluted share, compared with $3.3 million, or seven cents per diluted share, in the second quarter of 2009.

•	Deferred revenue increased $41.2 million, or 12.3 percent, from the second quarter of 2009 to $376.8 million.

•	Cash flow from operations during the second quarter of 2010 was $14.4 million, an increase of 158 percent compared with $5.6 million in the second quarter of 2009.

Second Quarter 2010 Non-GAAP* Financial Highlights

•

Net billings, which represent the amount of subscription contracts billed to customers net of rebates during the period, totaled $83.7 million, an increase of 1.8 percent compared with $82.2 million in the second quarter of 2009. Currency exchange rates had a negative impact on billings of approximately $1.1 million in the second quarter of 2010 compared with the prevailing currency exchange rates in effect during the second quarter of 2009.

•	International billings were approximately $42.6 million, an increase of 6.1 percent compared with $40.1 million in the second quarter of 2009.

•

Billings to end-user customers, which exclude billings to original equipment manufacturers (OEMs), were $82.0 million, an increase of 4 percent compared to $78.9 million in billings in the second quarter of 2009. Using the prevailing currency exchange rates in effect during the second quarter of 2009, billings to end-user customers would have been $83.0 million for the second quarter of 2010, an increase of 5.3 percent from the second quarter of 2009.

•	Billings to OEMs declined 49.5 percent to $1.7 million, compared to $3.4 million in the second quarter of 2009 as certain non-strategic OEM relationships were not renewed.

•

Non-GAAP revenue was $83.2 million and included approximately $1.4 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP revenue in the second quarter of 2009 was $82.8 million, and included approximately $5 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent company.

•	Non-GAAP operating income was $21.1 million compared with $22.3 million in the second quarter of 2009.

•	Non-GAAP net income was $13.7 million, or 31 cents per diluted share, compared with $13.7 million, or 30 cents per diluted share, in the second quarter of 2009.

“Sales of our strategic security solutions continue to grow, driving increases in overall contract duration, average contract value and the number of large transactions,” said Websense Chief Executive Officer, Gene Hodges. “We are pleased with the initial response of our customers and partners to the launch of the Web Security Gateway Anywhere™ product. We continue to generate a significant portion of our incremental billings from new customers. These positive trends support our assessment that our integrated security strategy is aligned to the market requirements and our competitive position is strong”.

“While we remain confident in our ability to leverage our technology leadership and our large installed base, we see challenges to our overall performance for the second half of the year from the volatility in European currency exchange rates and signs of moderate softening in the global economy, particularly as we transition our sales force to a more strategic selling model,” added Hodges. “Our revised guidance for 2010 reflects these trends, the impact we have already seen in retention rates of our small business customers and continued year-over-year declines in billings with non-strategic original equipment manufacturers (OEMs).

We currently expect 2010 billings in the range of $360 million to $370 million, with billings to end-user customers in the range of approximately $352 million to $362 million. On a currency adjusted basis, the mid-point of this range represents year-over-year growth of billings to end user customers of approximately nine percent, within our previous growth projection range of six to ten percent.”

Quarterly Business Metrics Summary: *

	Q2’10 Reported	Q2’10 FX- Neutral**	Q2’09 Reported	Y/Y Reported Change	Y/Y FX Neutral Change**
Billings ($ in millions)	$83.7	$84.8	$82.2	1.8%	3.1%
Billings to end-user customers ($ in millions)	$82.0	$83.0	$78.9	4.0%	5.3%
Incremental billings ($ in millions)	$22.5	$22.8	$19.5	15.0%	16.9%
Incremental billings (% of total)	26.8%	26.9%	23.7%	+3.1 pts	+3.2 pts
Billings from renewals, excluding OEM ($ in millions)	$59.5	$60.2	$59.3	0.3%	1.5%
International billings ($ in millions)	$42.6	$43.6	$40.1	6.1%	8.8%
International billings (% of total)	51%	51%	49%	+2 pts	+2 pts
Average annualized contract value	$8,400	—	$7,400	13.5%	—
Average contract duration (months)	24.0	—	23.2	0.8 months	—

** Exchange rates used in FX-neutral calculations
Euro	$1.275		$1.387	-8.1%
Pound Sterling	$1.484		$1.550	-4.3%

*	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the table “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Balance Sheet Metrics

•	Cash and cash equivalents of $82.2 million, compared with $75.6 million at the end of the second quarter of 2009.

•	Total GAAP deferred revenue of $376.8 million, an increase of 12.3 percent compared with $335.6 million at the end of the second quarter of 2009.

•

Non-GAAP deferred revenue of $378.5 million, an increase of 9.0 percent compared with non-GAAP deferred revenue of $347.1 million at the end of the second quarter of 2009. Non-GAAP deferred revenue at the end of second quarter of 2010 and second quarter of 2009 included approximately $1.7 million and $11.5 million, respectively, of deferred revenue from SurfControl that was included in SurfControl’s deferred revenue as of the date of the acquisition, but is not included in the company’s GAAP deferred revenue on a post-acquisition basis due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

•

Accounts receivable of $61.5 million, representing 66 days of sales outstanding. This compares with 65 days outstanding at the end of the first quarter of 2010 and 66 days outstanding at the end of the second quarter of 2009.

•	During the quarter, the company repurchased approximately 907,000 shares of its common stock for approximately $20 million under a 10b5-1 stock repurchase plan and discretionary purchases.

•	The company repaid an additional $5 million on its term loan during the quarter, reducing the term loan to $70 million as of June 30, 2010.

Outlook for Fiscal Year 2010

Websense provides its annual guidance on anticipated financial performance for the fiscal year based on an assessment of the current business environment, historical seasonal business trends and prevailing exchange rates between the U.S. dollar and other major currencies. In providing updated guidance, the company emphasizes that all forward-looking statements are based on current expectations and currency exchange rates of $1.29 for the Euro and $1.54 for the Pound Sterling and disclaims any obligation to update the statements as circumstances change.

2010 Outlook (as of 07/27/10)
Net billings	$360 – $370 million

Billings to end-user customers	$352 – 362 million

GAAP revenue	$329 – $331 million

Non-GAAP revenue	$333 – $337 million

Non-GAAP gross margin	87 – 88%

Non-GAAP operating expenses (excluding cost of goods sold)	+1 – 3 % from 2009

Non-GAAP earnings per diluted share	$1.17 – $1.22

Estimated Non-GAAP tax rate	32 – 33%

Average diluted shares outstanding	43 – 44 million

Cash flow from operations	$96 – $102 million

Capital expenditures	$9 – $10 million

Non-GAAP guidance for 2010 revenue and diluted earnings per share includes approximately $4.3 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Updated billings guidance for 2010 reflects a reduction of approximately $10 million in billings as compared to prior annual guidance based on the weakening of foreign currencies compared to the U.S. dollar, softening microeconomic concerns, and our ongoing transition of our sales force. Updated billings guidance for 2010 also reflects a decline in OEM billings by approximately $5 million from prior annual guidance.

Outlook for Third Quarter 2010

Websense provides guidance for revenue and non-GAAP earnings per diluted share for the next quarter based on an estimate of revenue to be recognized from current deferred revenue on the balance sheet, anticipated quarterly net billings and operating expenses and average contract duration. In providing quarterly guidance, the company emphasizes that all forward-looking statements are based on current expectations and disclaims any obligation to update the statements as circumstances change.

Q3’10 Outlook (as of 07/27/10)
GAAP revenue	$82 – $84 million

Non-GAAP revenue	$82 – $84 million

Non-GAAP earnings per diluted share	$0.29 –$0.32

Non-GAAP guidance for revenue and diluted earnings per share for the third quarter of 2010 includes approximately $0.6 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Based on the current outlook for billings and operating expenses, and consistent with the company’s subscription-based business model, daily revenue recognition policy, and deferred revenue balances, Websense expects non-GAAP revenue for the fourth quarter to increase approximately five percent over the fourth quarter of 2009.

Conference Call

Management will host a conference call and simultaneous webcast to discuss the financial results today, July 27, at 2:00 p.m. Pacific time. To participate in the conference call, investors should dial 866-757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s website through September 30, 2010, and a taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291, pass code 83092154.

Non-GAAP Financial Measures

This news release provides financial measures for the second quarter of 2010, including measures for revenue, gross margin, income from operations, net income and earnings per diluted share that include revenue from SurfControl that would have been recognized during the second quarter of 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, second quarter non-GAAP operating results for both years exclude certain cash and non-cash expenses relating to the company’s acquisitions, primarily including amortization of intangible assets and deferred financing fees, as well as share-based compensation expense and related tax effects. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the quarter and year-to-date periods and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides non-GAAP guidance for the fiscal year 2010, including guidance for revenue and earnings per diluted share, that includes revenue from SurfControl that would have been recognized during the full year 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. The full year 2010 guidance also is based on non-GAAP operating expenses that are calculated in the same manner used to calculate historical non-GAAP operating expenses as described above.

This news release also includes financial measures for net billings for the second quarter of 2010 and guidance for net billings for fiscal year 2010 that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The rollforwards of deferred revenue (which includes net billings and revenue) for the second quarter of 2010 are set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified Web, data, and email content security solutions, delivers the best security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as software, appliance, and software-as-a-service (SaaS), Websense content security solutions help organizations leverage new communication, collaboration, and Web 2.0 business tools while protecting from advanced persistent threats, preventing the loss of confidential information and enforcing Internet use and security policies. Websense is headquartered in San Diego, Calif. with offices around the world. For more information, visit http://www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense

Join the discussion on Facebook: www.facebook.com/websense and www.facebook.com/webatwork

Copyright 2010 Websense, Inc. All rights reserved.

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Websense, the Websense logo and ThreatSeeker are registered trademarks of Websense, Inc. in the United States and/or other countries. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owner.

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including our third quarter and full year financial estimates, statements about our technology and product leadership, OEM revenue trends and growth trends, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues	$81,870	$77,837	$161,640	$155,403
Cost of revenues:
Cost of revenues	10,715	9,142	20,621	17,718
Amortization of acquired technology	2,245	3,257	4,490	6,513

Total cost of revenues	12,960	12,399	25,111	24,231

Gross margin	68,910	65,438	136,529	131,172
Operating expenses:
Selling and marketing	38,957	41,442	79,706	81,334
Research and development	13,646	12,606	27,771	25,452
General and administrative	9,241	9,999	18,317	21,160

Total operating expenses	61,844	64,047	125,794	127,946

Income from operations	7,066	1,391	10,735	3,226
Interest expense	(898)	(1,747)	(2,043)	(3,959)
Other (expense) income, net	(146)	72	(890)	429

Income (loss) before income taxes	6,022	(284)	7,802	(304)
Provision (benefit) for income taxes	2,902	(3,619)	3,847	(2,552)

Net income	$3,120	$3,335	$3,955	$2,248

Basic net income per share	$0.07	$0.08	$0.09	$0.05

Diluted net income per share	$0.07	$0.07	$0.09	$0.05

Weighted average shares—basic	42,861	44,384	42,971	44,603

Weighted average shares—diluted	43,932	44,857	44,017	44,996

Financial Data:
Total deferred revenue	$376,806	$335,623	$376,806	$335,623

Websense, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,219	$82,862
Cash and cash equivalents—restricted	213	267
Accounts receivable, net	61,452	82,529
Income tax receivable/prepaid income tax	7,481	11,446
Current portion of deferred income taxes	37,690	36,538
Other current assets	13,401	11,461

Total current assets	202,456	225,103
Cash and cash equivalents—restricted, less current portion	395	167
Property and equipment, net	16,470	16,494
Intangible assets, net	54,312	67,563
Goodwill	372,445	372,445
Deferred income taxes, less current portion	12,096	11,795
Deposits and other assets	8,832	8,094

Total assets	$667,006	$701,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,924	$5,135
Accrued compensation and related benefits	18,782	21,953
Other accrued expenses	18,298	21,253
Current portion of income taxes payable	2,562	1,938
Current portion of senior secured term loan	11,846	12,429
Current portion of deferred tax liability	3,073	4,572
Current portion of deferred revenue	237,856	239,010

Total current liabilities	300,341	306,290
Other long term liabilities	595	10
Income taxes payable, less current portion	16,703	15,988
Senior secured term loan, less current portion	58,154	74,571
Deferred tax liability, less current portion	1,187	970
Deferred revenue, less current portion	138,950	141,102

Total liabilities	515,930	538,931
Stockholders’ equity:
Common stock	541	529
Additional paid-in capital	356,292	330,451
Treasury stock, at cost	(236,375)	(194,672)
Retained earnings	32,371	28,416
Accumulated other comprehensive loss	(1,753)	(1,994)

Total stockholders’ equity	151,076	162,730

Total liabilities and stockholders’ equity	$667,006	$701,661

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Six Months Ended
	June 30, 2010	June 30, 2009
Operating activities:
Net income	$3,955	$2,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,662	25,495
Share-based compensation	12,713	12,257
Deferred income taxes	(2,908)	(8,227)
Unrealized (gain) loss on foreign exchange	(553)	114
Excess tax benefit from share-based compensation	(933)	(141)
Changes in operating assets and liabilities:
Accounts receivable	22,054	20,962
Other assets	(3,129)	(1,826)
Accounts payable	3,128	1,815
Accrued compensation and related benefits	(4,624)	(438)
Other liabilities	(2,804)	(1,441)
Deferred revenue	(3,305)	(6,160)
Income taxes payable and receivable/prepaid	4,910	(3,577)

Net cash provided by operating activities	47,166	41,081

Investing activities:
Change in restricted cash and cash equivalents	(196)	913
Purchase of property and equipment	(3,868)	(6,137)

Net cash used in investing activities	(4,064)	(5,224)

Financing activities:
Principal payments on senior secured term loan	(17,000)	(15,000)
Principal payment on capital lease obligation	(532)	—
Proceeds from exercise of stock options	11,075	2,194
Proceeds from issuance of common stock for stock purchase plan	3,131	2,787
Excess tax benefit from share-based compensation	933	141
Purchase of treasury stock	(39,996)	(14,648)

Net cash used in financing activities	(42,389)	(24,526)

Effect of exchange rate changes on cash and cash equivalents	(1,356)	123
(Decrease) increase in cash and cash equivalents	(643)	11,454
Cash and cash equivalents at beginning of period	82,862	64,096

Cash and cash equivalents at end of period	$82,219	$75,550

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30, 2010	June 30, 2009
GAAP Revenues	$81,870	$77,837
Deferred revenue related to SurfControl acquisition (1)	1,376	4,999

Non-GAAP Revenues	$83,246	$82,836

GAAP Gross margin	$68,910	$65,438
Deferred revenue related to SurfControl acquisition (1)	1,376	4,999
Amortization of acquired technology (3)	2,124	3,036
Restructuring and integration related items (4)	—	—
Share-based compensation (2)	364	368

Gross margin adjustment	3,864	8,403

Non-GAAP Gross margin	$72,774	$73,841

GAAP Operating expenses	$61,844	$64,047
Amortization of other intangible assets (3)	(4,381)	(6,590)
Restructuring and integration related items (4)	—	(135)
Share-based compensation (2)	(5,765)	(5,733)

Operating expense adjustment	(10,146)	(12,458)

Non-GAAP Operating expenses	$51,698	$51,589

GAAP Income from operations	$7,066	$1,391
Gross margin adjustment	3,864	8,403
Operating expense adjustment	10,146	12,458

Non-GAAP Income from operations	$21,076	$22,252

GAAP Net income	$3,120	$3,335
Gross margin adjustment	3,864	8,403
Operating expense adjustment	10,146	12,458
Amortization of deferred financing fees (5)	167	150
Income tax effect on the above items (6)	(3,608)	(10,666)

Non-GAAP Net income	$13,689	$13,680

GAAP Net income per share	$0.07	$0.07
Non-GAAP adjustments as described above per share, net of tax (1-6)	0.24	0.23

Non-GAAP Net income per share	$0.31	$0.30

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Six Months Ended
	June 30, 2010	June 30, 2009
GAAP Revenues	$161,640	$155,403
Deferred revenue related to SurfControl acquisition (1)	3,423	10,796

Non-GAAP Revenues	$165,063	$166,199

GAAP Gross margin	$136,529	$131,172
Deferred revenue related to SurfControl acquisition (1)	3,423	10,796
Amortization of acquired technology (3)	4,249	6,072
Restructuring and integration related items (4)	—	4
Share-based compensation (2)	696	667

Gross margin adjustment	8,368	17,539

Non-GAAP Gross margin	$144,897	$148,711

GAAP Operating expenses	$125,794	$127,946
Amortization of other intangible assets (3)	(8,761)	(13,181)
Restructuring and integration related items (4)	—	(221)
Share-based compensation (2)	(12,017)	(11,590)

Operating expense adjustment	(20,778)	(24,992)

Non-GAAP Operating expenses	$105,016	$102,954

GAAP Income from operations	$10,735	$3,226
Gross margin adjustment	8,368	17,539
Operating expense adjustment	20,778	24,992

Non-GAAP Income from operations	$39,881	$45,757

GAAP Net income	$3,955	$2,248
Gross margin adjustment	8,368	17,539
Operating expense adjustment	20,778	24,992
Amortization of deferred financing fees (5)	455	589
Income tax effect on the above items (6)	(8,272)	(17,110)

Non-GAAP Net income	$25,284	$28,258

GAAP Net income per share	$0.09	$0.05
Non-GAAP adjustments as described above per share, net of tax (1-6)	0.48	0.58

Non-GAAP Net income per share	$0.57	$0.63

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1) Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.

(2) Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4) Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.

(5) Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the principal payments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(6) Income tax effect on the above items. This amount adjusts the provision for income taxes using our non-GAAP tax rate to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at March 31, 2010	$374,990
Net billings during second quarter 2010	83,686
Less GAAP revenue recognized during second quarter 2010	(81,870)

GAAP deferred revenue balance at June 30, 2010	$376,806

Websense, Inc.

Rollforward of Non-GAAP Deferred Revenue

(Unaudited and in thousands)

Non-GAAP deferred revenue balance at March 31, 2010	$378,045
Net billings during second quarter 2010	83,686
Less Non-GAAP revenue recognized during second quarter 2010	(83,246)

Non-GAAP deferred revenue balance at June 30, 2010	$378,485

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at June 30, 2010	$376,806
Addback: Deferred revenue related to SurfControl acquisition	1,679

Non-GAAP deferred revenue balance at June 30, 2010	$378,485